Exhibit 99.1

®

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

Seattle, WA—November 8, 2006—Targeted Genetics Corporation (NASDAQ: TGEN) reported financial results today for the quarter ended September 30, 2006. As previously announced, the Company will hold a conference call with analysts at 10:30 AM Eastern Time today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

Targeted Genetics reported a net loss of $3.2 million, or $0.32 per share in the third quarter of 2006, compared to a net loss of $5.7 million, or $0.66 per share, for the same period in 2005.

Revenue for the three months ended September 30, 2006 was $2.0 million, compared to $1.5 million for the second quarter of 2005, and was $5.9 million for the nine months ended September 30, 2006, compared to $4.9 million for the same period in 2005. Revenue in 2006 consists primarily of development revenue earned under a congestive heart failure collaboration agreement with Celladon and an HIV/AIDS vaccine collaboration with the International AIDS Vaccine Initiative (IAVI). Revenue in 2006 also includes development revenue from an NIAID contract to develop AAV-based HIV/AIDS vaccines. Revenue in 2005 primarily consisted of development revenue earned under the IAVI collaboration.

Total operating expenses for the quarter ended September 30, 2006 decreased to $5.2 million from $7.3 million for the third quarter of 2005. Operating expenses for the nine months ended September 30, 2006 increased to $40.8 million, compared to $20.6 million for the same period in 2005. Results for 2006 include a non-cash goodwill impairment charge of $23.7 million recorded in the second quarter. Please refer to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 for more detailed information about the goodwill impairment charge.

Research and development expenses in the third quarter of 2006 decreased to $3.1 million, compared to $4.7 million for the same period in 2005. Research and development costs for the nine months ending September 30, 2006 decreased to $10.5 million from $14.0 million for the same period in 2005. These decreases reflect the Company’s focus on advancing its lead Arthritis product candidate and executing on its funded product development activities.

General and administrative expenses in the third quarter of 2006 increased slightly to $1.7 million from $1.5 million for the same period in 2005. This increase in G&A expense is primarily due to the recognition of stock based compensation expense in 2006 as a result of the implementation of Financial Accounting Standard No. 123 (R) “Share Based Payment”. General and administrative expense decreased to $4.7 million for the nine months ended September 30, 2006, from $5.0 million for the same period in 2005. The decrease in G&A expense is due primarily due to lower patent costs and lower payroll expense, and is partially offset by the recognition of stock based compensation expense in 2006.

Restructuring charges for the three months ended September 30, 2006 decreased to $413,000 compared to $1.2 million for the three months ended September 30, 2005. Restructuring charges for the third quarter of 2006 include a charge to revise the time it will take to secure a sublease tenant for the Company’s leased facility in Bothell, Washington.

“We’ve had a good quarter and are finishing the year with a lot of momentum. Yesterday we announced that we restructured our debt with Biogen Idec, bolstering our financial position essential for advancing our clinical programs and engaging in strategic partnerships,” said H. Stewart Parker, President and Chief Executive Officer. “In our lead clinical program in inflammatory arthritis, we are scheduled to report additional interim Phase I/II tgAAC94 data on the safety and effects on signs and symptoms of arthritis in the first 60 subjects at the American College of Rheumatology Meeting next week, and we have already begun enrollment of the second half of the study. Also during the third quarter, we were issued important patents that, broaden our classes of potential therapeutic targets. In addition, we reported positive Phase I data from our HIV/AIDS vaccine development program, demonstrating the potential for immune response to vaccine antigens at higher doses. We are achieving the goals we set out to meet and have taken a number of significant steps to afford us the resources needed to advance our clinical programs and to execute on our strategic initiatives in 2007.”

Third quarter and recent highlights include:

▪	Restructured debt owed to Biogen Idec, converting $5.65 million of debt into 1 million common shares. The remaining $2.5 million debt owed to BIIB will be repaid on a new time table;

▪
Strengthened the Company’s leadership in developing adeno-associated virus (AAV) based therapies through the issuance of two additional patents, the first covering AAV expressed RNAi, and the second covering AAV1 serotypes and pseudotypes, highly efficient for gene expression in muscle and other slowly dividing cells;

▪	Made significant advances in the development, purification, and manufacture of AAV1 vectors at commercial scale;

▪	Reported encouraging interim Phase I HIV/AIDS Vaccine data; the vaccine candidate is well tolerated and an immune response was observed in a subset of patients; and

▪	Completed enrollment of the first 60 subjects and opened enrollment to the second half of the Phase I/II investigational study for tgAAC94 in patients with inflammatory arthritis.

As of September 30, 2006, the Company had $9.3 million in cash and cash equivalents, as compared to $14.1 million at December 31, 2005. “We started the year with about $14 million in cash. During 2006, we raised $4.8 million net proceeds from the sale of common shares and used $9.5 million to fund operations, net of funding from our partnered programs,” said David J. Poston, Vice President, Finance, and Chief Financial Officer. “Given our careful use of cash and balance of resources, we are on track to meet our full-year 2006 operating forecast in the range of $13 to $16 million.”

Conference Call and Webcast Information

The company will host a conference call reviewing financial results and its product portfolio, including an update on the development progress of the Company's inflammatory arthritis and other clinical and business developments, today beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the “Events” section of the Company's website at www.targetedgenetics.com or via telephone at 866-249-5225 (domestic) or 303-262-2211 (international).

Replay Access

Webcast replay will be available for approximately 90 days at www.targetedgenetics.com; telephone replay will be available following today’s call at 9:30 a.m. PT through 11:59 p.m. PT, Friday, December 8, 2006, by calling 800-405-2236 (domestic) or 303-590-3000 (international); passcode 11074555#.

About Targeted Genetics

Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of inflammatory arthritis and other acquired and inherited diseases with significant unmet medical need. The Company uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. The Company’s product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington’s disease and hyperlipidemia. To learn more about Targeted Genetics, visit the Company’s website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding the Company's business strategy, the Company's product development, the Company's liquidity and the Company's ability to meet the Company's ongoing financial obligations and other statements about the Company's plans, objectives, intentions and expectations. These unaudited results announced herein may differ from what the Company eventually files in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. In particular, the statements regarding the Company's future plans are forward-looking statements. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect the Company's actual results include, but are not limited to, the Company's ability to raise capital when needed, the timing, nature and results of the Company's clinical trials, potential development of alternative technologies or more effective products by competitors, the Company's ability to obtain and maintain regulatory or institutional approvals, the Company's ability to maintain its listing on the NASDAQ Capital Market and the Company's ability to obtain, maintain and protect the Company's intellectual property, as well as other risk factors described in "Item 1A. Risk Factors" in our most recent report on Form 10-K or Form 10-Q that we file with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended		Year-to-date ended
	September 30,		September 30,
Statement of Operations Information:	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Collaborative agreements	$2,012	$1,468	$5,856	$4,930
Total revenue	2,012	1,468	5,856	4,930

Operating expenses:
Research & development	3,123	4,653	10,483	14,000
General & administrative	1,687	1,490	4,736	5,035
Restructure charges	413	1,188	1,818	1,526
Goodwill impairment charge	-	-	23,723	-
Total expenses	5,223	7,331	40,760	20,561
Loss from operations	(3,211)	(5,863)	(34,904)	(15,631)

Investment income	147	315	468	382
Interest expense	(126)	(135)	(362)	(400)
Net loss	$(3,190)	$(5,683)	$(34,798)	$(15,649)

Net loss per common share	$(0.32)	$(0.66)	$(3.64)	$(1.83)

Shares used in computation of net loss
per common share	9,894	8,563	9,548	8,563

TARGETED GENETICS CORPORATION
(in thousands)

	September 30,	December 31,
Balance Sheet Information:	2006	2005
	(unaudited)

Cash and cash equivalents	$9,280	$14,122
Other current assets	1,248	1,063
Property and equipment, net	1,282	1,747
Other assets	8,135	31,866
Total assets	$19,945	$48,798

Current liabilities	$6,568	$4,628
Long-term obligations and other liabilities	11,893	13,599
Shareholders' equity	1,484	30,571
Total liabilities and shareholders' equity	$19,945	$48,798